Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PEREGRINE PHARMACEUTICALS, INC.,

A DELAWARE CORPORATION

PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (hereinafter referred to as the “Corporation”), hereby certifies as follows:

1. That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation at an annual meeting. The resolutions setting forth the proposed amendment is as follows:

“RESOLVED, that ARTICLE 4 of the Certificate of Incorporation be amended by adding the following paragraph at the end thereof:

“Effective as of 5:00 p.m., Eastern time, on July 7, 2017 (the “Effective Time”), every seven (7) outstanding shares of Common Stock, par value $0.001, of the Corporation issued and outstanding or held in the treasury of the Corporation will automatically be combined, reclassified and changed into one (1) fully paid and non-assessable share of Common Stock, par value $0.001, without any further action by the holders of such shares; provided, however, that if such reclassification results in any stockholder being entitled to fractional shares that when aggregated equal less than a whole share of Common Stock such fractional shares shall be reclassified and converted from and after the Effective Time into one whole share of Common Stock in lieu of such fractional shares. No other exchange, reclassification or cancellation of issued shares shall be effected by this amendment.”

2. That thereafter, pursuant to resolution of the Board of Directors, an Annual Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which Annual Meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Steven W. King, its President & CEO, this 5th day of July, 2017.

PEREGRINE PHARMACEUTICALS, INC.,
a Delaware corporation

By:/s/Steven W. King
Steven W. King, President & CEO